Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement No. 333-191772

Free Writing Prospectus dated November 11, 2013

Contacts:
Howard Solomon	Gabriella Asmus
Finn Partners for Fantex	Finn Partners for Fantex
Phone: (415) 272-0767	Phone: (415) 348-2721
Email: Howard.solomon@finnpartners.com	Email: Gabriella.asmus@finnpartners.com

Fantex, Inc. To Postpone Offering for Fantex Arian Foster

SAN FRANCISCO, Calif., Nov. 11, 2013 — Fantex, Inc. confirmed reports today that Arian Foster will undergo season ending back surgery, and as a result Fantex, Inc. announced that it is postponing the offering for Fantex Series Arian Foster Convertible Tracking Stock (“Fantex Arian Foster”).

“After consideration, we have made the decision to postpone the offering for Fantex Arian Foster,” said Buck French, CEO, Fantex, Inc. “We feel this is a prudent course of action under the current circumstances.  We continue to support Arian and his brand, and we wish him well in his recovery. We will continue to work with him through his recovery and intend to continue with this offering at an appropriate time in the future based on an assessment of these events.”

Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. View the prospectus: https://fantex.com/fantex-arian-foster-266729/prospectus

About Fantex Inc.

Based in San Francisco, Fantex, Inc. is a brand building company that purchases a minority interest in an athlete brand and works to increase the value of the brand.  In order to fund the purchase, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand.

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If you are still having problem viewing this message, please click here for additional help. FANTEX FANTEX, INC. TO POSTPONE OFFERING FOR FANTEX ARIAN FOSTER Fantex, Inc. confirmed reports today that Arian Foster will undergo season ending back surgery, and as a result, announced that it is postponing the offering for Fantex Arian Foster. We feel this is a prudent course of action under the current circumstances. We continue to support Arian and his brand, and we wish him will in his recovery. We will continue to work with him through his recovery and intend to continue with this offering at an appropriate time in the future based on an assessment on these events. Thanks, Fantex, Inc. This email shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiciton in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or other jurisdiction. Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering or Fantex Arian Foster to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. https://fantex.com/fantex-arian-foster-266729/prospectus. Fantex, Inc., 33O Townsend St., Suite 234 San Francisco, CA 94107 © 2013 Fantex, Inc. Member of SIPC. For details, please see www.sipc.org This message is not an offer to sell or a solicitation of any investment products or other financial product or service, an official confirmation of any transaction , or an official statement of Fantex Brokerage Serivces. LLC Privacy statement /Unsubscribe/Contact us